Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between Kathi Niffenegger (you) and Stellar Biotechnologies, Inc., a California corporation (the “Company”) to establish the terms and conditions governing your employment by Company. This Agreement is conditional upon the closing of the transactions contemplated by that certain Share Exchange Agreement (the “Share Exchange Agreement”) entered into on March 7, 2019 by and among Stellar Biotechnologies, Inc., a company organized under the laws of British Columbia and the parent entity of Company (“Stellar”), Edesa Biotech Inc., an Ontario corporation (“Edesa”), and the shareholders of Edesa (the “Edesa Shareholders”), and shall become effective upon “Closing,” as defined in the Share Exchange Agreement.

1.     Title and Duties. You shall hold the title of Chief Financial Officer (“CFO”) of the Company, Stellar (which shall change its name to Edesa Biotech Inc. at or following the Closing) and its affiliated entities (collectively, the “Edesa Entities”). You will be responsible for performing such duties as the CEO of the Edesa Entities or his designee may assign, including all duties usually and customarily rendered by and required of the CFO of a publicly traded company, and including such duties as are described in any written job description that may be provided to you and amended from time to time. You will devote your full business time and attention to performing your duties diligently and with undivided loyalty toward the Company and the other Edesa Entities. While employed by the Company, you will not compete with or take steps to compete with the Edesa Entities, assist any other person or entity to compete with or prepare to compete with the Edesa Entities, or engage in any other conduct that creates a conflict of interest with your duty of loyalty to the Company and the other Edesa Entities.

2.     Required Licenses. The CFO of the Company must be a Certified Public Accountant (“CPA”) licensed by the State of California. You represent and warrant that you are a California CPA and that you have never been the subject of public or private discipline by the California Board of Accountancy or any other comparable state or federal licensing entity. You agree to maintain and keep current all professional licenses and certifications necessary for the performance of your duties under this Agreement. The Company will reimburse you for all associated costs, including license fees, AICPA dues and continuing education courses necessary to maintain your CPA license and competency.

3.     Start Date. Your employment will begin upon “Closing.”

4.     Location. You will perform your duties from your principal residence or other reasonable location of your choice on a regular basis, or as necessary from the Company’s offices in Port Hueneme, California. You agree to undertake such travel as may be reasonably necessary in connection with your position from time to time. The Company will reimburse you for reasonable expenses you incur in the performance of your duties remotely including, but not limited to, travel, computer, cell phone and monthly service plan, and internet expenses.

5.     At-Will Employment. Your employment will be “at will,” which means that you or the Company may terminate the employment relationship at any time, with or without Cause (as defined in Section 7), and with or without advance notice. This at-will employment arrangement cannot be modified in any way except in writing signed by you and the CEO or President of the Edesa Entities.

6.     Compensation and Benefits.

6.1       Base Salary. As compensation for your services, provided you are not in default of any material obligation to the Company or the other Edesa Entities, the Company shall pay you wages in the gross amount of Two Hundred and Fifteen Thousand Dollars ($215,000) per year (the “Base Salary”), subject to legally required withholding and payable in accordance with the Company’s usual payroll policies and practices.

6.2       Retention Bonus. As additional consideration for your acceptance of this Agreement, you shall be entitled to a one-time hiring and retention bonus of $53,750, payable in cash by certified bank check or wire transfer no later than fifteen (15) days from the Closing; provided, however, that in the event you voluntarily terminate your employment with the Company on or prior to the first anniversary of the Closing other than in connection with a “constructive termination” (as defined below), you shall be required to repay a portion of the hiring and retention bonus to the Company in an amount equal to (i) $53,750 multiplied by (ii) the number of the days in the period between the Separation Date (as defined below) and March 1, 2020 divided by (iii) 365.

6.3       Discretionary Bonus. You may be eligible for a discretionary bonus in an amount up to 25% of your Base Salary, subject to legally required withholding, based on your performance and the performance of the Edesa Entities. All decisions related to such bonus, including whether or when to review you for such bonus, and the date on which to issue such bonus, are at the sole discretion of the Edesa Entities. Notwithstanding whether a bonus has been anticipated or budgeted, no entitlement to any portion of any bonus shall accrue prior to the date on which the bonus is actually paid to you and on the date your employment ends you will immediately cease to be eligible to receive payment of any discretionary bonus.

6.4       Option Grant. You may be eligible for future share and/or option grants in accordance with the Company’s executive compensation policy as in effect from time to time as determined by the Company’s Compensation Committee subject to availability of shares and/or options for grant under the Company’s Incentive Compensation Plan.

6.5       Other Benefits. You shall be eligible for such other employee benefits and executive perquisites as are generally provided to similarly situated executives of the Edesa Entities subject to any waiting time periods or other limitations set forth in the policy or plan document governing each benefit. Neither the Company nor any Edesa Entity shall be under any obligation to provide, or continue to maintain, any particular plan or program, or any particular benefit level under any plan or program. At present, the Company offers the following benefits:

•	Group health insurance (the full premium for your choice of any ACA Gold or Platinum plan paid by the Company)

•	Group dental and vision insurance (the full premium paid by the Company)

•	Vacation (accrued on a pro-rated basis at the rate of 208 hours per year; accrual is capped at 312 hours; unused vacation is paid upon termination of employment)

•	Paid Sick Leave (48 hours provided upon Closing and on January 1 of each calendar year thereafter; unused sick leave does not carry-over from year-to-year; unused sick leave is not paid upon termination of employment)

•	Six Paid Holidays (New Year’s Day, Memorial Day, July 4th, Labor Day, Thanksgiving Day, and Christmas Day)

•	401K (the Company will make a non-elective employer contribution of 3% of your Base Salary)

•	Coverage under the Company’s D&O Insurance.

7.     Termination. The parties may terminate their employment relationship and this Agreement as follows:

7.1       Termination by Company for Cause. The Company may terminate your employment at any time for “Cause.” For the purpose of this Agreement, Cause means: (a) you have performed (or failed to perform) any act in bad faith to the detriment of the Company’s or any Edesa Entity’s business or reputation; (b) you have habitually neglected the duties of your position; (c) you have engaged in dishonesty, gross negligence, or intentional misconduct in connection with your employment; (d) you have materially breached any written policy of the Company or any Edesa Entity or any written agreement with the Company or any Edesa Entity; or (e) you have been convicted of, or pled no contest to, any crime involving dishonesty or breach of trust. If the Company terminates your employment for Cause, the Company’s only obligations shall be to provide you with: (i) your accrued salary through and including your last day of employment (the “Separation Date”); (ii) reimbursement of any reimbursable expenses you have properly incurred through and including the Separation Date; and (iii) any benefit required under applicable law (including but not limited to compliance with COBRA and/or Cal-COBRA).

7.2       Resignation by You. You may resign your employment at any time. If you resign your employment, the Company’s only obligation shall be to provide you with the same payments and benefits as would be provided in case of a termination of your employment by the Company for Cause.

7.3       Termination by Company without Cause. The Company may terminate your employment at any time without Cause. If the Company terminates your employment without Cause or constructively terminates your employment without Cause as defined in Section 7.4, the Company’s only obligations shall be: (a) to provide you with the same payments and benefits as would be provided if the Company had terminated your employment for Cause; and (b) if you execute a general release of claims in a form reasonably required by the Company (“Release Agreement”) within sixty (60) days after your Separation Date, you will also be paid, as severance, an amount equal to 12 months of your Base Salary at your then-current rate (the “Severance”). The Severance will be paid no later than 14 calendar days after the date on which the Release Agreement becomes effective.

7.4        Termination Related to Change of Control. For the purpose of this Agreement, “Change of Control” shall mean a transaction or series of transactions whereby directly or indirectly: (i) any person or combination of persons acting jointly or in concert acquires shares or other securities in excess of the number which, directly or following the conversion, exercise or exchange thereof, would entitle the holders thereof to cast 40% or more of the votes attached to the securities of Stellar which may be cast to elect directors of Stellar; and (ii) the votes attached to all or any of such securities are exercised so as to cause or result in the election of a majority of directors of Stellar who were not directors immediately prior to the acquisition of such shares or securities. For purposes of this Agreement, a “constructive termination” shall mean a material change in your title, responsibilities, authority or status, and/or a reduction of your Base Salary (except when all executives are subject to the same reduction or a salary deferral), or the Company requires you to be based at a location which is at least thirty (30) miles further from your principal residence than such residence is from your current job location. In the event that your employment is terminated or constructively terminated by the Company without Cause upon or within a 12 month period following a Change of Control, the Company’s only obligations shall be to provide you with the payments and benefits provided at clauses 7.3 (a) and (b) above (subject to your execution of a Release Agreement), plus an additional change of control payment equal to 12 months of your then-current Base Salary.

8.     Proprietary Information and Inventions Assignment Agreement. As a condition of your employment, if requested by the Company, you shall sign a Proprietary Information and Inventions Assignment Agreement in a form acceptable to the Company.

9.     Arbitration. As a condition of employment, or continued employment, with the Company, you may be required to sign arbitration agreements that the Company may issue from time to time.

10.   Non-Solicitation. While you are employed by the Company and for a period of one year after your employment ends for any reason, you will not solicit for employment by you or by any person or entity other than the Company or an Edesa Entity, any individual who is then employed by the Company or an Edesa Entity or who was employed by the Company or an Edesa Entity during the preceding 12 months.

11.   Non-Interference. At no time during or after your employment by the Company shall you engage in any of the following conduct: (a) make use of any trade secret to solicit or attempt to solicit, on your own behalf or on behalf of any person or entity other than the Company or an Edesa Entity, business from any customer of the Company or another Edesa Entity; or (b) induce or attempt to induce, on your own behalf or on behalf of any person or entity other than the Company or an Edesa Entity, any consultant, independent contractor, licensee or other third party to sever any existing contractual relationship with the Company or another Edesa Entity.

12.   Construction of Agreement. The language of all parts of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any party. All parties have cooperated in the drafting and preparation of this Agreement, and the Agreement shall not be construed more favorably for or against any party by reason of which party drafted the Agreement. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

13.   Severability. If any portion of this Agreement shall be held to be void, voidable or unenforceable, such portion shall be modified only to the minimum extent required to render it enforceable, and the remaining portions of the Agreement shall remain in full force and effect.

14.   Amendments. This Agreement cannot be altered or amended except in writing signed by you and the CEO or President of the Edesa Entities.

15.   Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California without regard to conflict-of-law principles.

16.   Successors and Assigns. This Agreement is personal to you and cannot be assigned by you, and any purported assignment by you shall be null and void from the outset. This Agreement cannot be assigned by the Company other than to another Edesa Entity.

17.   Waiver. No waiver of any provision of this Agreement is effective unless it is in writing and signed by the party against whom it is being enforced. No waiver by any party to this Agreement on one occasion shall be deemed a waiver of any provision on any other occasion.

18.   Entire Agreement. This Agreement constitutes the entire and complete understanding between you and the Company concerning the subject matter hereof. All prior representations, agreements, arrangements and understandings between the parties, whether oral or written, have been fully and completely merged herein and are fully superseded by this Agreement. To the extent that any provision of this Agreement conflicts with any provision of any general policy of the Company, including policies in the Company’s Employee Handbook, this Agreement shall control.

19.   Counterparts; Signatures. This Agreement may be executed in counterparts, each of which is deemed to be an original, but such counterparts together shall constitute one and the same document. Electronic signatures and copies of executed signature pages, including copies conveyed via fax or email, shall be valid and binding for all purposes to the same extent as original executed signature pages.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

STELLAR BIOTECHNOLOGIES, INC.		KATHI NIFFENEGGER

By:	/s/ Sean McDonald	/s/ Kathi Niffenegger

Its:	Authorized Signatory	Date: June 9, 2019

Date:	June 9, 2019